UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

CHENIERE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33366	20-5913059
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
845 Texas Avenue, Suite 1250
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

Zach Davis
Executive Vice President and Chief Financial Officer
(713) 375-5000
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being submitted, and provide the period to which the information in this form applies:
☐    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, _________.
☒    Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for fiscal year ended December 31, 2024.

Section 2 — Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Disclosure of Payments by Resource Extraction Issuers

This Form SD of Cheniere Energy Partners, L.P. (the “Partnership”) is filed pursuant to Rule 13q-1 promulgated under the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2024. The payment disclosure required by Item 2.01 of Form SD is included as Exhibit 2.01 hereto.

Section 3 — Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this Form SD.

Exhibit No.	Description
2.01	Disclosure of payments by resource extraction issuers for the fiscal year ended December 31, 2024.
2.01 INS	XBRL Instance Document.
2.01 SCH	XBRL Taxonomy Extension Schema Document.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

		By:	CHENIERE ENERGY PARTNERS GP, LLC,
Its general partner

Date:	September 29, 2025	By:	/s/ Zach Davis
		Name:	Zach Davis
		Title:	Executive Vice President and
Chief Financial Officer